Exhibit 10.59

FORM OF COMCAST CORPORATION

RESTRICTED STOCK UNIT AWARD

This is a Restricted Stock Unit Award (the “Award”) dated [Grant Date, Year 1] from Comcast Corporation (the “Company”) to the Grantee. The vesting of Restricted Stock Units is conditioned on the Grantee’s continuation in service from the Date of Grant through each applicable Vesting Date, and on the Company’s attainment of certain performance objectives, as further provided in this Award. The delivery of Shares under this Award is intended to constitute performance-based compensation, within the meaning of section 162(m) of the Code, and Treasury Regulations issued under section 162(m) of the Code.

1. Definitions. Capitalized terms used herein are defined below or, if not defined below, have the meanings given to them in the Plan.

(a) “Account” means an unfunded bookkeeping account established pursuant to Paragraph 6(d) and maintained by the Committee in the name of Grantee (a) to which Deferred Stock Units are deemed credited and (b) to which an amount equal to the Fair Market Value of Deferred Stock Units with respect to which a Diversification Election has been made and interest thereon are deemed credited, reduced by distributions in accordance with the Plan.

(b) “Award” means the award of Restricted Stock Units hereby granted.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means (i) fraud; (ii) misappropriation; (iii) embezzlement; (iv) gross negligence in the performance of duties; (v) self-dealing; (vi) dishonesty; (vii) misrepresentation; (viii) conviction of a crime of a felony; (ix) material violation of any Company policy; (x) material violation of the Company’s Code of Ethics and Business Conduct or, (xi) in the case of an employee of a Company who is a party to an employment agreement with a Company, material breach of such agreement; provided that as to items (ix), (x) and (xi), if capable of being cured, such event or condition remains uncured following 30 days written notice thereof.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board or its delegate.

(g) “Date of Grant” means the date first set forth above, on which the Company awarded the Restricted Stock Units.

(h) “Deferred Stock Units” means the number of hypothetical Shares subject to an Election.

(i) “Disabled Grantee” means:

(1) Grantee, if Grantee’s employment by a Participating Company is terminated by reason of Disability; or

(2) Grantee’s duly-appointed legal guardian following Grantee’s termination of employment by reason of Disability, acting on Grantee’s behalf.

(j) “Employer” means the Company or the subsidiary or affiliate of the Company for which Grantee is performing services on the Vesting Date.

(k) “Grantee” means the individual to whom this Award has been granted as identified on the attached Long-Term Incentive Awards Summary Schedule.

(l) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(m) “Long-Term Incentive Awards Summary Schedule” means the schedule attached hereto, which sets forth specific information relating to the grant and vesting of this Award.

(n) “Normal Retirement” means Grantee’s termination of employment that is treated by the Participating Company as a retirement under its employment policies and practices as in effect from time to time.

(o) “Operating Cash Flow.”

(1) In General. In general, “Operating Cash Flow” means operating income before depreciation and amortization for the Company and those of its affiliates that are included with the Company in its consolidated financial statements, as determined by the Committee.

(2) Comparability of Operating Cash Flow Between Calendar Years. With respect to any Performance Goal applicable to this Award, in the event there is a significant acquisition or disposition of any assets, business division, company or other business operations of the Company that is reasonably expected to have an effect on Operating Cash Flow, the Committee shall adjust the Operating Cash Flow for the prior calendar year and the year to which the performance condition applies to take into account the impact of such acquisition or disposition on a pro forma basis such that the measurement of Operating Cash Flow for the year to which the performance condition applies is comparable to that for the prior calendar year. Such adjustment shall be based upon the historical equivalent of Operating Cash Flow of the assets so acquired or disposed of for the prior calendar year, as shown by such records as are available to the Company, as further adjusted to reflect any aspects of the transaction that should be taken into account to ensure comparability between amounts in the prior calendar year and the year to which the performance condition applies.

(p) “Performance Goal” means Operating Cash Flow for a calendar year that equals or exceeds 101% of Operating Cash Flow for the immediately preceding calendar year. Accordingly:

Option 1:

(1) The “First Performance Goal” will be satisfied if Operating Cash Flow for [Year 1] equals or exceeds 101% of Operating Cash Flow for [Year 0];

(2) The “Second Performance Goal” will be satisfied if Operating Cash Flow for [Year 2] equals or exceeds 101% of Operating Cash Flow for [Year 1];

(3) The “Third Performance Goal” will be satisfied if Operating Cash Flow for [Year 3] equals or exceeds 101% of Operating Cash Flow for [Year 2];

(4) The “Fourth Performance Goal” will be satisfied if Operating Cash Flow for [Year 4] equals or exceeds 101% of Operating Cash Flow for [Year 3]; and

(5) The “Fifth Performance Goal” will be satisfied if Operating Cash Flow for [Year 4] equals or exceeds 101% of Operating Cash Flow for [Year 5].

Option 2

(1) The “Performance Goal” will be satisfied if Operating Cash Flow for [Year 1] equals or exceeds 101% of Operating Cash Flow for [Year 0];

(q) “Plan” means the Comcast Corporation 2002 Restricted Stock Plan, incorporated herein by reference.

(r) “Restricted Period” means, with respect to each Restricted Stock Unit, the period beginning on the Date of Grant and ending on the Vesting Date.

(s) “Restricted Stock Units” means the total number of restricted stock units granted to Grantee pursuant to this Award as set forth on the attached Long-Term Incentive Awards Summary Schedule. Each Restricted Stock Unit entitles Grantee, upon the Vesting Date of such Restricted Stock Unit, to receive one Share.

(t) “Retired Grantee” means Grantee, following Grantee’s termination of employment pursuant to a Normal Retirement.

(u) “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time.

(v) “Shares” mean shares of the Company’s Class A Common Stock, par value $.01 per share.

(w) “Vesting Date” means the date(s) on which Grantee vests in all or a portion of the Restricted Stock Units, as set forth on the attached Long-Term Incentive Awards Summary Schedule.

(x) “1934 Act” means the Securities Exchange Act of 1934, as amended.

2. Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to Grantee the Restricted Stock Units.

3. Dividend Equivalents.

(a) The Restricted Stock Units are granted with dividend equivalent rights. If the Company declares a cash dividend on the Shares, an amount equivalent to such dividend will be credited to an unfunded bookkeeping account with respect to each outstanding and unvested Restricted Stock Unit (the “Dividend Equivalent Amount”) on the record date of such dividend.

(b) The Dividend Equivalent Amount will be credited as cash, without interest, and will not be converted to Shares. The Dividend Equivalent Amount will be payable in cash, but only upon the applicable Vesting Date(s) of the underlying Restricted Stock Units as determined in accordance with Paragraph 4 below, and will be cancelled and forfeited if the underlying Restricted Stock Units are cancelled or forfeited as determined in accordance with Paragraph 5 below.

4. Vesting of Restricted Stock Units.

(a) Subject to the terms and conditions set forth herein and in the Plan, Grantee shall vest in the Restricted Stock Units on the Vesting Dates set forth on the attached Long-Term Incentive Awards Summary Schedule, and as of each Vesting Date shall be entitled to the delivery of Shares with respect to such Restricted Stock Units; provided, however, that on the Vesting Date, Grantee is, and has from the Date of Grant continuously been, an employee of the Company or a Subsidiary Company during the Restricted Period, provided further that the applicable Performance Goal as set forth on the attached Long-Term Incentive Awards Summary Schedule has been satisfied, and provided further that Grantee has complied with all applicable provisions of the HSR Act.

(b) Notwithstanding Paragraph 4(a) to the contrary, if Grantee terminates employment with the Company or a Subsidiary Company during the Restricted Period due to (i) Grantee’s death or (ii) Grantee becoming a Disabled Grantee within the meaning of Paragraph 1(i)(1), the Vesting Date for the Restricted Stock Units shall be accelerated so that a Vesting Date will be deemed to occur with respect to the Restricted Stock Units on the date of such termination of employment; provided, however, that Grantee has complied with all applicable provisions of the HSR Act.

(c) Notwithstanding Paragraphs 4(a) to the contrary, and subject to the non-solicitation or non-competition obligations described in Paragraph 4(d), if Grantee terminates employment with the Company or a Subsidiary Company during the Restricted Period for any reason other than (i) Grantee’s death, (ii) Grantee becoming a Disabled Grantee within the meaning of Paragraph 1(i)(1) or (iii) a Company-initiated termination for Cause, after having attained age 62 and completing ten (10) or more years of service with the Company or a Subsidiary Company, the following shall apply, provided further that the applicable Performance

Goal as set forth on the attached Long-Term Incentive Awards Summary Schedule has been satisfied, and provided further that Grantee has complied with all applicable provisions of the HSR Act:

(1) If, at the time of such termination of employment, Grantee has completed at least ten (10) but less than fifteen (15) years of service with the Company or a Subsidiary Company, any Vesting Date for the Restricted Stock Units that would have occurred on or prior to the date that is the third (3rd) anniversary of such termination of employment shall continue to occur in accordance with the Long-Term Incentive Awards Summary Schedule, and as of each Vesting Date Grantee shall be entitled to the delivery of Shares with respect to such Restricted Stock Units.

(2) If, at the time of such termination of employment, Grantee has completed at least fifteen (15) but less than twenty (20) years of service with the Company or a Subsidiary Company, any Vesting Date for the Restricted Stock Units that would have occurred on or prior to the date that is the fourth (4th) anniversary of such termination of employment shall continue to occur in accordance with the Long-Term Incentive Awards Summary Schedule, and as of each Vesting Date shall be entitled to the delivery of Shares with respect to such Restricted Stock Units.

(3) If, at the time of such termination of employment, such Grantee has completed twenty (20) or more years of services with the Company or a Subsidiary Company, any Vesting Date for the Restricted Stock Units that would have occurred on or prior to the date that is the fifth (5th) anniversary of such termination of employment shall continue to occur in accordance with the Long-Term Incentive Awards Summary Schedule, and as of each Vesting Date shall be entitled to the delivery of Shares with respect to such Restricted Stock Units.

(d) Notwithstanding Paragraph 4(c), the Restricted Stock Units will be subject to forfeiture by the Committee, in its sole discretion, if Grantee breaches either of the following non-solicitation or non-competition obligations during the period following termination of employment and before the applicable Vesting Date:

(1) Grantee shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any customer, employee, consultant, independent contractor, service provider or supplier of the Company to cease to do business or to terminate the employment or other relationship with the Company.

(2) Grantee shall not, directly or indirectly, engage or be financially interested in (as an agent, consultant, director, employee, independent contractor, officer, owner, partner, principal or otherwise), any activities for any business (whether conducted by an entity or individuals, including Grantee in self-employment) that is engaged in competition, directly or indirectly through any entity controlling, controlled by or under common control with such business, with any of the business activities carried on by the Company, any of its subsidiaries or any other business unit of the Company, or being planned by the Company, any of its subsidiaries or any other business unit of the Company with Grantee’s knowledge at the time of Grantee’s termination of employment. This restriction shall apply in any geographical area of the United States in which the Company carries out business activities. Nothing herein shall prevent Grantee from owning for investment up to one percent (1%) of any class of equity security of an entity whose securities are traded on a national securities exchange or market.

(e) If Restricted Stock Units would have vested pursuant to the Long-Term Incentive Awards Summary Schedule or Paragraphs 3(b) or 3(c), but did not vest solely because Grantee was not in compliance with all applicable provisions of the HSR Act, the Vesting Date for such Restricted Stock Units shall occur on the first date following the date on which they would have vested pursuant to the Long-Term Incentive Awards Summary Schedule or Paragraphs 3(b) or 3(c) on which Grantee has complied with all applicable provisions of the HSR Act.

5. Forfeiture of Restricted Stock Units.

(a) Subject to the terms and conditions set forth herein and in the Plan, if Grantee terminates employment with the Company and all Subsidiaries during the Restricted Period, other than due to death or Disability and except as otherwise provided in Paragraph 4(c), Grantee shall forfeit the Restricted Stock Units as of such termination of employment. Upon a forfeiture of the Restricted Stock Units as provided in this Paragraph 5, the Restricted Stock Units shall be deemed canceled.

(b) The provisions of this Paragraph 5 shall not apply to Shares issued in respect of Restricted Stock Units as to which a Vesting Date has occurred.

6. Deferral Elections.

Grantee may elect to defer the receipt of Shares issuable with respect to Restricted Stock Units, consistent, however, with the following:

(a) Deferral Elections.

(1) Initial Election. Grantee shall have the right to make an Initial Election to defer the receipt of all or a portion of the Shares issuable with respect to Restricted Stock Units hereby granted by filing an Initial Election to defer the receipt of such Shares on the form provided by the Committee for this purpose.

(2) Deadline for Deferral Election. An Initial Election to defer the receipt of Shares issuable with respect to Restricted Stock Units hereby granted shall not be effective unless it is filed with the Committee on or before June 30, [Year 1].

(3) Deferral Period. Subject to Paragraph 6(b), all Shares issuable with respect to Restricted Stock Units that are subject to an Initial Election under this Paragraph 6(a) shall be delivered to Grantee without any legend or restrictions (except those that may be imposed by the Committee, in its sole judgment, under Paragraph 8), on the date designated by Grantee, which shall not be earlier than January 2 of the third calendar year beginning after the Vesting Date, nor later than January 2 of the eleventh calendar year beginning after the Vesting Date.

(4) Effect of Failure of Vesting Date to Occur. An Initial Election shall be null and void if a Vesting Date does not occur with respect to Restricted Stock Units identified in such Initial Election.

(b) Subsequent Elections. No Subsequent Election shall be effective until 12 months after the date on which a Subsequent Election is filed with the Committee.

(1) If Grantee makes an Initial Election, or pursuant to this Paragraph 6(b)(1) makes a Subsequent Election, to defer the distribution date for Shares issuable with respect to some or all of the Restricted Stock Units hereby granted, Grantee may elect to defer the distribution date for a minimum of five years and a maximum of ten additional years from the previously-elected distribution date by filing a Subsequent Election with the Committee on or before the close of business at least one year before the date on which the distribution would otherwise be made.

(2) If Grantee dies before Shares subject to an Initial Election under Paragraph 6(a) are to be delivered, the estate or beneficiary to whom the right to delivery of such Shares shall have passed may make a Subsequent Election to defer receipt of all or any portion of such Shares for five additional years from the date delivery of Shares would otherwise be made, provided that such Subsequent Election must be filed with the Committee at least one year before the date on which the distribution would otherwise be made, as reflected on Grantee’s last Election.

(3) If Grantee becomes a Retired Grantee before Shares subject to an Initial Election under Paragraph 6(a) are to be delivered, Grantee may make a Subsequent Election to defer all or any portion of such Shares for five additional years from the date delivery of Shares would otherwise be made. Such a Subsequent Election must be filed with the Committee at least one year before the date on which the distribution would otherwise be made.

(c) Diversification Election. As provided in the Plan and as described in the prospectus for the Plan, a Grantee with an Account may be eligible to make a Diversification Election on an election form supplied by the Committee for this purpose.

(d) Book Accounts. An Account shall be established for each Grantee who makes an Initial Election. Deferred Stock Units shall be credited to the Account as of the Date an Initial Election becomes effective. Each Deferred Stock Unit will represent a hypothetical Share credited to the Account in lieu of delivery of the Shares to which an Initial Election, Subsequent Election or Acceleration Election applies. If an eligible Grantee makes a Diversification Election, then to the extent an Account is deemed invested in the Income Fund, the Committee shall credit earnings with respect to such Account at the Applicable Interest Rate.

(e) Status of Deferred Amounts. Grantee’s right to delivery of Shares subject to an Initial Election, Subsequent Election or Acceleration Election, or to amounts deemed invested in the Income Fund pursuant to a Diversification Election, shall at all times represent the general obligation of the Company. Grantee shall be a general creditor of the Company with respect to this obligation, and shall not have a secured or preferred position with respect to such obligation. Nothing contained in the Plan or an Award shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind. Nothing contained in the Plan or an Award shall be construed to eliminate any priority or preferred position of Grantee in a bankruptcy matter with respect to claims for wages.

(f) Non-Assignability, Etc. The right of Grantee to receive Shares subject to an Election under this Paragraph 6, or to amounts deemed invested in the Income Fund pursuant to a Diversification Election, shall not be subject in any manner to attachment or other legal process for the debts of Grantee; and no right to receive Shares or cash hereunder shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

7. Notices. Any notice to the Company under this Agreement shall be made in care of the Committee at the Company’s main office in Philadelphia, Pennsylvania. All notices under this Agreement shall be deemed to have been given when hand-delivered or mailed, first class postage prepaid, and shall be irrevocable once given.

8. Securities Laws. The Committee may from time to time impose any conditions on the Shares issuable with respect to Restricted Stock Units as it deems necessary or advisable to ensure that the Plan satisfies the conditions of Rule 16b-3, and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

9. Delivery of Shares; Repayment.

(a) Delivery of Shares. Except as otherwise provided in Paragraph 6, the Company shall notify Grantee that a Vesting Date with respect to Restricted Stock Units has occurred. Within ten (10) business days of a Vesting Date, the Company shall, without payment from Grantee, satisfy its obligations to (a) pay the Dividend Equivalent Amount (if any) and (b) deliver Shares issuable under the Plan either by (i) delivery of a physical certificate for Shares issuable under the Plan or (ii) arranging for the recording of Grantee’s ownership of Shares issuable under the Plan on a book entry recordkeeping system maintained on behalf of the Company, in either case without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 8, provided that the Dividend Equivalent Amount (if any) will not be paid and/or Shares will not be delivered to Grantee until appropriate arrangements have been made with the Company for the withholding of any taxes which may be due with respect to such payment and/or the Shares. The Company may condition delivery of certificates for Shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a Share on the Vesting Date, as determined by the Committee.

(b) Repayment. If it is determined by the Board that gross negligence, intentional misconduct or fraud by Grantee caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of Shares delivered pursuant to the vesting of the Restricted Stock Units, or to effect the cancellation of unvested Restricted Stock Units, if (i) the vesting of the Award was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement, and (ii) the extent of vesting of the Award would have been less had the financial statements been correct. In addition, to the extent that the receipt of an Award subject to repayment under this Paragraph 9(b) has been deferred pursuant to Paragraph 6 (or any other plan, program or arrangement that permits the deferral of receipt of an Award), such Award (and any earnings credited with respect thereto) shall be forfeited in lieu of repayment.

10. Section 409A. Notwithstanding the above, to the extent that any Restricted Stock Units are determined by the Company to be “nonqualified deferred compensation” under section 409A of the Code and its implementing regulations and guidance and Shares become deliverable with respect to such Restricted Stock Units as a result of the Grantee’s termination of employment, such Shares will only be delivered if such termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. 1.409A-1(h) and, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A of the Code, Shares that would otherwise become deliverable upon the Grantee’s “separation from service” will be deferred (without interest) and issued to the Grantee immediately following that six month period.

11. Award Not to Affect Employment. The Award granted hereunder shall not confer upon Grantee any right to continue in the employment of the Company or any subsidiary or affiliate of the Company.

12. Miscellaneous.

(a) The Award granted hereunder is subject to the approval of the Plan by the shareholders of the Company to the extent that such approval (i) is required pursuant to the By-Laws of the National Association of Securities Dealers, Inc., and the schedules thereto, in connection with issuers whose securities are included in the NASDAQ National Market System, or (ii) is required to satisfy the conditions of Rule 16b-3.

(b) The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Company’s personnel records.

(c) The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

COMCAST CORPORATION

BY:

ATTEST: